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
PROSPECTUS SUPPLEMENT
---------------------                                                                   File No. 333-52822
(To the Prospectus Supplement and Prospectus dated January 24, 2001)                        Rule 424(b)(3)
Prospectus Supplement Number:  2203
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                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue

                              Floating Rate Notes

Principal Amount:   $100,000,000       Original Issue Date:    February 27, 2002

CUSIP Number:       59018Y LW 9        Stated Maturity Date:   February 27, 2004

Issue Price:        100%


Interest Calculation:                  Day Count Convention:
---------------------                  ---------------------
/x/ Regular Floating Rate Note         /x/ Actual/360
/ / Inverse Floating Rate Note         / / 30/360
     (Fixed Interest Rate):            / / Actual/Actual



Interest Rate Basis:
--------------------
/x/ LIBOR                              / / Commercial Paper Rate
/ / CMT Rate                           / / Eleventh District Cost of Funds Rate
/ / Prime Rate                         / / CD Rate
/ / Federal Funds Rate                 / / Other (see attached)
/ / Treasury Rate
Designated CMT Page:                   Designated LIBOR Page:
          CMT Telerate Page:                     LIBOR Telerate Page:
          CMT Reuters Page:                      LIBOR Reuters Page:


Index Maturity:     One Month          Minimum Interest Rate:  Not Applicable

Spread:             plus 0.21%         Maximum Interest Rate:  Not Applicable

Initial Interest                       Spread Multiplier:      Not Applicable
Rate:               Calculated as if
                    the Original Issue
                    Date was an
                    Interest Reset
                    Date

Interest Reset
Dates: Monthly, on the 27th of every month, commencing March 27, 2002, subject to modified following business day convention.

Interest Payment
Dates: Monthly, on the 27th of every month, commencing March 27, 2002, subject to modified following business day convention.

Repayment at the
Option of the
Holder:             The Notes cannot be repaid prior to the Stated Maturity
                    Date.

Redemption at the
Option of the
Company:            The Notes cannot be redeemed prior to the Stated Maturity
                    Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:            JPMorgan Chase Bank

Underwriters:       Merrill Lynch, Pierce, Fenner & Smith Incorporated
                    ("MLPF&S"), HSBC Securities (USA) Inc. and First Union
                    Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                    Pursuant to an agreement, dated February 22, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

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                    Underwriters                             Principal Amount of the Notes
                    ------------                             -----------------------------

                    Merrill Lynch, Pierce, Fenner & Smith              $96,000,000
                                Incorporated
                    HSBC Securities (USA) Inc.                          $2,000,000
                    First Union Securities, Inc.                        $2,000,000
                                                                      ------------
                                       Total                          $100,000,000
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                    Pursuant to the Agreement, the obligations of the
                    Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                    The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:              February 22, 2002